UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

February 26, 2018 (February 21, 2018)

Date of Report (Date of earliest event reported)

MassRoots, Inc.

(Exact name of registrant as specified in its charter)

Delaware	000-55431	46-2612944
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

2420 17th Street, Office 3118, Denver, CO	80202
(Address of principal executive offices)	(Zip Code)

(833) 467-6687
(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

[ ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[ ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
[ ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
[ ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company  [x]

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. [ ]

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Effective February 21, 2018, Nathan Shelton resigned as a member of the Board of Directors (the “Board”) of MassRoots, Inc. (the “Company”) and well as a member of the Audit, Compensation and Nominating and Corporate Governance Committees (collectively, the “Committees”). Mr. Shelton’s resignation was not the result of any disagreement with the Company, any matter related to the Company’s operations, policies or practices, the Company’s management or the Board.

Effective February 21, 2018, the Board appointed Graham Farrar as a member of the Board and as a member of the Committees to fill the vacancies created upon the resignation of Mr. Shelton. Mr. Farrar is deemed an “independent” director as such term is defined by the rules of The Nasdaq Stock Market LLC. There are no family relationships between Mr. Farrar and any of our other officers and directors. Mr. Farrar was granted (i) 250,000 shares of the Company’s common stock (the “Shares”) and (ii) an option to purchase up to 250,000 shares of the Company’s common stock at an exercise price equal to $0.36 per share (the “Option”). The Shares and Option vested in full as of February 21, 2018.

Set forth below is the biographical information of Mr. Farrar as required by Item 401 of Regulation S-K.

Graham Farrar, 40, has served as the owner and founder of Elite Garden Wholesale, a business which provides supplies for the growth of hydroponic crops, since January 2016. In addition, since April 2016, Mr. Farrar has also served as the President of G&H Supply Company which is a licensed commercial cannabis grower. From March 2014 until October 2015, Mr. Farrar served as Chief Product Officer of iStoryTime Inc, and from April 2008 until March 2014 he served as the founder and owner of zukka, a company which published the iStoryTime library of narrated and interactive children’s books for iPhones, iPads, Kindles and Nooks. In addition, Mr. Farrar has served in various other capacities including, but not limited to: Senior Account Executive for Network Hardware Resale; Manager, World Wide Customer Support and Senior Manager Quality Assurance for Sonos Inc.; and Senior Manager Partner Sales Engineers and Manager, World Wide Technical Sales for Openwave Systems (previously Software.com). Furthermore, Mr. Farrar has served as Chair of Education Outreach Committee and a member of the board of Santa Barbara Bowl Foundation since January 2011 and August 2004, respectively. In addition, from January 2001 until May 2010, Mr. Farrar served as a member of the board of Heal the Ocean and from January 2000 until March 2007 he served as a member of the board of Seacology. Mr. Farrar is qualified to serve as a member of the Company’s Board because of his experience in the cannabis industry as well as his experience serving a member of the board of various organizations.

Item 8.01 Other Events.

On February 26, 2018, the Company issued a press release regarding Graham Farrar’s appointment as a member of the Board of the Company. A copy of the press release is attached hereto as Exhibit 99.1.

Item 9.01 Financial Statements and Exhibits.

(d) Exhibits.

Exhibit No.	Description of Exhibit

99.1	Press Release dated February 26, 2018

 SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

MassRoots, Inc.

Date: February 26, 2018	By:	/s/ Isaac Dietrich
Isaac Dietrich
Chief Executive Officer